As filed with the Securities and Exchange Commission on May 27, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BEASLEY BROADCAST GROUP, INC.

(Exact name of issuer as specified in its charter)

Delaware	65-0960915
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

3033 Riviera Drive, Suite 200

Naples, Florida 34103

(Address of principal executive offices)

2000 Equity Plan of Beasley Broadcast Group, Inc.

(Full title of the plan)

Caroline Beasley

Vice President, Chief Executive Officer and Secretary

Beasley Broadcast Group, Inc.

3033 Riviera Drive, Suite 200

Naples, Florida 34103

(Name and address of agent for service)

(239) 263-5000

(Telephone number, including area code, of agent for service)

Copy to:

Scott Herlihy

Latham & Watkins LLP

555 Eleventh Street N.W., Suite 1000

Washington, D.C. 20004

(202) 637-2200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of shares to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Registration fee(3)

Class A Common Stock, par value $0.001 per share	1,000,000	$14.97	$14,970,000	$1,896.70

(1)	1,000,000 additional shares of common stock of Beasley Broadcast Group, Inc. (the “Common Stock”) are being registered to be offered or sold pursuant to the Company’s amended 2000 Equity Plan (the “Amended Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or sold pursuant to the terms of the Amended Plan to prevent dilution.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share is based on the average high and low prices of the Common Stock as reported on the Nasdaq National Market on May 21, 2004.
(3)	Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by .0001267.

Explanatory Note

This Registration Statement on Form S-8 (the “Registration Statement”) is filed to register an additional 1,000,000 shares of Class A common stock (the “Common Stock”), par value $0.001 per share of Beasley Broadcast Group, Inc. (the “Company”). These shares of Common Stock are reserved for issuance under an amendment to the Company’s 2000 Equity Plan (the “Equity Plan”). On June 3, 2003, the board of directors of the Company approved the amendment to the Equity Plan, which increased the number of shares of Common Stock authorized for issuance under the Equity Plan by 1,000,000 shares from 3,000,000 shares to 4,000,000 shares. At the Company’s annual meeting of stockholders, held on May 12, 2004, the stockholders approved the amendment to the Equity Plan. The Company has previously registered 3,000,000 shares of Common Stock authorized for issuance under the Equity Plan by filing a registration statement on Form S-8 (File No. 333-40806) on July 5, 2000. Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement are incorporated by reference to the extent not modified or superceded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

1.	The Company’s annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 12, 2004 (File No. 000-29253).

2.	The Company’s quarterly report on Form 10-Q for the three months ended March 31, 2004, filed with the Commission on May 6, 2004 (File No. 000-29253).

3.	The description of the Company’s Class A common stock incorporated by reference to the Company’s registration statement on Form 8-A filed with the Commission on January 31, 2000.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are deemed incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“Section 145”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe such person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

An officer or director shall not be entitled to indemnification by the Company if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his or her conduct was unlawful.

The Company’s Amended Certificate of Incorporation (the “Certificate”) provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of his or her fiduciary duty as a director, except in certain cases where liability is mandated by the General Corporation Law of the State of Delaware. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its officers or directors from compliance with federal or state securities laws.

The Certificate also generally provides that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party or is otherwise involved to any threatened, pending or completed action, suit investigation, administrative hearing or any other proceeding (each, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, including service with respect to an employee benefit plan, against all expense, liability and loss reasonably incurred and suffered by him in connection with such Proceeding. An advance of expenses incurred by such indemnified person in his or her capacity as a director or officer only, if and to the extent that the Board of Directors of the Company requires, shall be made only upon delivery to the Company of an undertaking by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final adjudication that such person is not entitled to be indemnified for such expenses under the Certificate.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number	Exhibit
5.1	Opinion of Latham & Watkins LLP.

10.1	First Amendment to the 2000 Equity Plan of Beasley Broadcast Group, Inc.

10.2	2000 Equity Plan of Beasley Broadcast Group, Inc. (Incorporated by reference to the Form S-8 filed by the Company on July 5, 2000, File No. 333-40806)

23.1	Consent of KPMG LLP.

23.2	Consent of Latham & Watkins LLP (included within Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naples, Florida on May 27, 2004.

BEASLEY BROADCAST GROUP, INC

By:	/s/ GEORGE G. BEASLEY
George G. Beasley
Chairman and Chief Executive Officer

Power of Attorney

Each person whose signature appears below authorizes George G. Beasley and Caroline Beasley, or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant’s Registration Statement on Form S-8 and any amendments thereto necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ GEORGE G. BEASLEY George G. Beasley	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 27, 2004

/s/ BRUCE G. BEASLEY Bruce G. Beasley	President, Co-Chief Operating Officer and Director	May 27, 2004

/s/ ALLEN B. SHAW Allen B. Shaw	Vice-Chairman of the Board and Co-Chief Operating Officer	May 27, 2004

/s/ CAROLINE BEASLEY Caroline Beasley	Vice President, Chief Financial Officer, Secretary, Treasurer and Director (principal financial and accounting officer)	May 27, 2004

/s/ BRIAN E. BEASLEY Brian E. Beasley	Vice President of Operations and Director	May 27, 2004

/s/ JOE B. COX Joe B. Cox	Director	May 27, 2004

/s/ MARK S. FOWLER Mark S. Fowler	Director	May 27, 2004

/s/ HERBERT W. MCCORD Herbert W. McCord	Director	May 27, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit
5.1	Opinion of Latham & Watkins LLP.

10.1	First Amendment to the 2000 Equity Plan of Beasley Broadcast Group, Inc.

10.2	2000 Equity Plan of Beasley Broadcast Group, Inc. (Incorporated by reference to the Form S-8 filed by the Company on July 5, 2000, File No. 333-40806)

23.1	Consent of KPMG LLP.

23.2	Consent of Latham & Watkins LLP (included within Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).